Exhibit 23.3

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 12, 2016, relating to the consolidated financial statements of Furmanite Corporation and Subsidiaries, appearing in Team, Inc.’s Current Report on Form 8-K filed on October 11, 2016.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, LLP
Houston, Texas

October 11, 2016